Exhibit 2.3

AGREEMENT

OF

PURCHASE AND SALE OF MEMBERSHIP INTERESTS

among

CODINA HOLDINGS III, LTD.,
a Florida limited partnership,

ARMANDO CODINA

and

FECR LAND HOLDINGS, LLC,
a Florida limited liability company

Dated as of January 5, 2006

AGREEMENT OF PURCHASE AND SALE OF MEMBERSHIP INTERESTS

          This Agreement of Purchase and Sale of Membership Interests (the “Agreement”) is made as of January 5, 2006 by and among  CODINA HOLDINGS III, LTD., a Florida limited partnership (“Seller”), ARMANDO CODINA (“Mr. Codina”) and FECR LAND HOLDINGS, LLC, a Florida limited liability company (“Buyer”).

RECITALS:

          A.          Seller owns the entire outstanding membership interest in BN Expansion, LLC, a Florida limited liability company (“BN Expansion” and such membership interest, (the “BN Expansion Interest”).

          B.          BN Expansion is the owner of fee simple title to certain real property located in Miami-Dade County, Florida (the “Land”), together with certain “Property Rights” accruing from the Land, which Property Rights are defined below.  The Land is described in Exhibit A attached hereto and made a part hereof by reference.  Hereinafter, the Land and the Property Rights may collectively be referred to as the “Property” (herein references to the Property or Land in relationship to BN Expansion and BN Expansion II shall refer to the proportionate share of the Land and Property owned by each where appropriate).

          C.          The parties intend that Seller shall form a newly created Florida limited liability company to be named BN Expansion II, LLC (“BN Expansion II”). The Parties further intend for BN Expansion to transfer a 88.456% undivided interest in the Property to BN Expansion II and for BN Expansion to transfer its interest in BN Expansion II to Seller. As a result, the parties intend for Seller to own the BN Expansion Interest and the entire outstanding membership interest in BN Expansion II (the “BN Expansion II Interest” and, with the BN Expansion Interest, the “Interests”).

          D.          This Agreement contemplates a transaction in which Buyer will purchase the Interests from Seller for the Purchase Price (as hereinafter defined).

          IN CONSIDERATION of the covenants and promises herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I
DEFINITIONS

          Section 1.01     Definitions.

                    (a)          Capitalized terms used but not defined herein shall have the respective meanings set forth in the Merger Agreement (as defined below.)   In addition, the following terms, as used herein, have the following meanings:

          “Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any offer or proposal by a Third Party for (a) any acquisition or purchase, direct or indirect of any membership interests of either Company, or (b) a merger, consolidation, share exchange, business combination, sale of any portion of the Property, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving either Company.

          “Agreement” or “this Agreement” means this Agreement of Purchase and Sale of Membership Interest by and among Seller, Mr. Codina and Buyer (including the Exhibits and Schedules hereto) and all amendments hereto made in accordance with the provisions hereof.

          “Buyer” has the meaning set forth in the preface above.

          “Buyer Material Adverse Effect” means a material adverse change in or effect on the ability of Buyer to perform its obligations under this Agreement or on the condition (financial or otherwise), results of operations, properties, assets, liabilities, business or prospects of FECI and its Subsidiaries taken as a whole, excluding any effect resulting from any change in economic, capital market, real estate industry or financial conditions generally in the United States.

          “Closing” has the meaning set forth in Section 2.03 below.

          “Closing Date” has the meaning set forth in Section 2.03 below.

          “Companies” means BN Expansion and BN Expansion II and either is sometimes referred to herein as a “Company”.

          “Company Material Adverse Effect” means a material adverse change in or effect on the Seller’s ability to perform its obligations under this Agreement or on the condition (financial or otherwise), results of operations, properties, assets, liabilities, business or prospects of either Company or the Property, excluding any effect resulting from any change in economic, capital market, real estate industry or financial conditions generally in the United States.

          “Days” has the meaning of being successive calendar days unless otherwise specified.

          “Interest” has the meaning set forth in the Recitals above.

          “Knowledge” means, with respect to Seller, the actual knowledge of Mr. Codina and any of the persons listed on Section 1.1.(a) of the Seller Disclosure Schedule attached hereto (the “Seller Disclosure Schedule.”)

          “Land” has the meaning set forth in the Recitals above.

          “Liability” means any liability or obligation (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

          “Merger Agreement” means that certain Agreement and Plan of Merger and Contribution of even date herewith among Florida East Coast Industries, Inc. (“FECI”), Foxx Holdings, Inc., Foxx Merger Sub, Inc., C/Countyline, LLC, C/WDL, Ltd. and Mr. Codina.

          “Property” has the meaning set forth in the Recitals above.

          “Property Rights” shall mean all of the right, title and interest of each Company, if any, in and to any of the following:

(i)	all existing improvements to the Land, whether upon or beneath the Land and of whatever nature;

(ii)

all intangible assets related to the Land and any improvements thereon, including, without limitation, the plans and specifications and other architectural and engineering drawings; records (including, but not limited to, those relating to taxes, insurance, maintenance, repairs, capital improvements and services); and any and all licenses, permits, authorizations or approvals issued by any applicable governmental or quasi-governmental authority or agency (collectively, the “Authorities”) in connection with the use and operation of the Land and any improvements.  The foregoing items are collectively referred to as the “Intangible Assets”;

(iii)	all tenements, hereditaments, rights, privileges, servitudes and appurtenances relating or belonging to the Land or otherwise appertaining thereto;

(iv)	all easements and rights of way associated with or affecting the Land;

(v)	all water and sewer access and water and sewer use rights and allocations associated with or affecting the Land;

(vi)	all storm water drainage use rights and allocations associated with or affecting the Land;

(vii)	all utility hookup and service rights associated with or affecting the Land;

(viii)	all grants, rights or other agreements associated with or affecting the Land or comprising the Permitted Exceptions (as defined in Section 2.05 below);

(ix)

any land lying in the bed of any street, road or avenue, opened or proposed, in front of or adjoining the Land, to the center line thereof, and any strips or gores adjoining the Land or any part thereof;

(x)	all other rights belonging to or inuring to the benefit of Seller and/or the Company and pertaining to the Land; and

(xi)	all site plans, surveys, environmental reports, plans and specifications, architectural studies in Seller’s possession relating to the Property.

          “Purchase Price” has the meaning set forth in Section 2.012(b) below.

          “Security Interest” or “Encumbrance” means any mortgage, pledge, claim, lien (including environmental and tax liens), encumbrance, or other security interest, other than liens for Taxes not yet due and payable.

          Section 1.02     Other Definitional and Interpretative Provisions.  The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  References to Articles, Sections, Annexes and Exhibits are to Articles, Sections, Annexes and Exhibits of this Agreement, and all references to Schedules are to corresponding sections of the applicable Disclosure Schedule, in each case unless otherwise specified. Any capitalized terms used in any Annex, Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute are to that statute as amended from time to time, and to the rules and regulations promulgated thereunder, and, in each case, to any successor statute, rules or regulations thereto. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

ARTICLE II
PURCHASE AND SALE

          Section 2.01     Formation of BN Expansion II.  Prior to the Closing, BN Expansion shall form BN Expansion II as a single member LLC, wholly-owned by BN Expansion. BN Expansion shall transfer to BN Expansion II a 88.456% undivided fee simple interest in the Property (the “BN Expansion II Undivided Interest”). BN Expansion subsequently will assign to Seller all of the membership interests in BN Expansion II.

          Section 2.02     Purchase and Sale of the Interests.

                    (a)          On and subject to the terms and conditions of this Agreement, Buyer agrees to purchase from Seller, and Seller agrees to sell to Buyer, the Interests for the Purchase Price  specified below in this Section 2.01 free and clear of any Encumbrances whatsoever.  The Buyer acknowledges that on the Closing Date, the sole asset of each Company shall be its respective undivided interest in the Property.  As of the Closing Date, Seller represents and agrees that the Companies will have no Liabilities other than any surviving obligations it may have under the agreement pursuant to which BN Expansion acquired the Land, those arising in the ordinary course of business pursuant to the Contracts listed in Section 3.12 of the Seller Disclosure Schedule (as defined below), with respect to obligations incurred after December 31, 2005 and approved by Buyer pursuant to Section 5.07, accrued ad valorem taxes with respect to the Land for periods after December 31, 2005 (such Liabilities being referred to as the “Closing Liabilities”).

                    (b)          The purchase price (the “Purchase Price”) to be paid by Buyer to Seller for the Interests is Eleven Million Six Hundred Eight Thousand One Hundred Twenty Three Dollars ($11,608,123.00) plus (i) all interest that accrues after December 31, 2005 on those promissory notes issued by BN Expansion to Ocean Bank to fund the acquisition of the Land (the “Ocean Bank Interest”), and (ii) any out of pocket costs incurred by Seller or BN Expansion in forming BN Expansion II and conveying the undivided interest in the Property to BN Expansion II as provided in Section 2.01, including but not limited to recording costs for conveyance documents, title insurance premiums, surveying costs, documentary stamp tax and surtax and, if any, cost of formation of BN Expansion II (such out of pocket costs, the “BN Expansion II Costs”), payable as follows:  For the BN Expansion Interest, One Million Three Hundred Forty Thousand, Forty Seven  and 67/100 Dollars ($1,340,047.67) plus (i) 11.544% of the BN Expansion II Costs and (ii) 11.544% of the Ocean Bank Interest, and for the BN Expansion II Interest, Ten Million Two Hundred Sixty Eight Thousand, Seventy Five and 33/100 Dollars $10,268,075.33) plus (i) 88.456% of the Ocean Bank Interest and (ii) 88.456% of the BN Expansion II Costs.  The Purchase Price shall be subject to adjustments as provided in this Agreement.

                    (c)          The Purchase Price shall be increased or decreased, as applicable, by an amount equal to (i) the amount of capital contributions made to BN Expansion and BN Expansion II (other than the contribution of the BN Expansion II Undivided Interest) after December 31, 2005 for obligations incurred after December 31, 2005 and approved by Buyer pursuant to Section 5.07 minus (ii) any current Liabilities of BN Expansion and BN Expansion II outstanding as of the Closing Date other than Closing Liabilities.  Any excess of the preceding clause (i) over the preceding clause (ii) shall be paid by the Buyer and any excess of the preceding clause (ii) over the preceding clause (i) shall be paid by Mr. Codina and the Seller, in each case within thirty (30) days after Closing, following a determination in good faith by the Buyer and Mr. Codina of the amount of the adjustment, as calculated from the books and records of BN Expansion and BN Expansion II.

          Section 2.03     Closing.  Subject to the satisfaction of the terms and conditions of this Agreement, the closing of the purchase of the Interests (the “Closing”) shall occur simultaneously with the closing under the Merger Agreement on the date (the “Closing Date”) and location as set forth therein.  At the Closing, the parties to this Agreement shall take the following actions, which deliveries and actions shall be deemed to have occurred simultaneously and to constitute the Closing hereunder:

                    (a)          Seller shall execute and deliver an Assignment and Assumption of Interest with respect to each Interest, each in a form reasonably acceptable to Buyer and Seller, pursuant to which Seller shall assign and deliver each Interest to the Buyer.

                    (b)          Seller and Buyer shall deliver all other closing documents required under this Agreement or otherwise reasonably necessary to consummate the transaction.

                    (c)          Buyer shall deliver the Purchase Price to Seller by wire transfer of immediately available funds to an account designated in writing by Seller if all existing mortgages on the Land are to paid off.

                    (d)          Seller shall at or prior to the Closing shall cause all mortgages on the Property to be paid in full.

          Section 2.04     Closing Costs.

                    (a)          Seller shall pay for the following items from its own funds on or before the Closing Date:

                                   (i)          any costs associated with issuance and continuation of the Commitment (as defined below);

                                   (ii)          recording costs for any instruments necessary to clear title of the Land;

                                   (iii)          subject to any limitation as provided for in this Agreement, the amounts required to be paid to satisfy those requirements which are the responsibility of Seller pursuant hereto, and to pay any other items that are required to be paid by Seller pursuant hereto; and

                                   (iv)          All ad valorem taxes with respect to the Land for 2005.

                    (b)          Buyer shall pay for the following items from its own funds on, before or after the Closing Date;

                                   (i)          the cost of examining title in obtaining any title insurance policy on the Property, and the premiums and any other related fees and costs in the owners and lender’s title insurance policies, updates and/or reports;

                                   (ii)          any and all costs and expenses for any surveys for inspection and feasibility studies obtained by Buyer;

                                   (iii)          all of Buyer’s financing costs, if any, in order to obtain all or any portion of the Purchase Price, including, without limitation, the documentary stamp tax, intangible tax and recording costs with respect to any promissory note and mortgage; and

                                   (iv)          subject to any limitation as provided for in the Agreement, the amounts required to be paid to satisfy those requirements which are the responsibility of Buyer pursuant hereto and to pay any other items that are required to be paid by Buyer pursuant hereto.

                                   (v)          all ad valorem taxes with respect to the Land for all periods beginning after December 31, 2005.

                    (c)          Except as otherwise set forth herein, Buyer and Seller shall each be responsible for payment of such party’s own professional fees, including but not limited to attorneys’ fees, accounting fees, engineering fees and the like.

          Section 2.05     Status of Title to Property.  Buyer acknowledges that it has been provided with a copy of BN Expansion’s existing owner’s policy of title insurance insuring BN Expansion’s title to the Land (the “Prior Policy”) and a copy of Seller’s prior survey of the Land (the “Prior Survey”).  Buyer shall, at Seller’s expense, order a title insurance commitment (the “Commitment”) from a national title insurer reasonably acceptable to Buyer.  Buyer will accept subject to only the following (the “Permitted Exceptions”):

                    (a)          Ad valorem real estate taxes for 2006 and subsequent years.

                    (b)          All applicable zoning ordinances and regulations.

                    (c)          Restrictions or matters appearing on the plat or otherwise common to the subdivision.

                    (d)          Those matters as set forth in the Prior Policy and/or on Exhibit B attached hereto.

          Buyer may obtain, at Buyer’s expense, an update of the Prior Survey or a new survey (the “Survey”).  The Survey shall show and certify: (i) the location of all improvements, if any, and easements and rights-of-way affecting the Land, (ii) the location of all roadways adjacent to the Land, and (iii) the exact net acreage of the Land excluding any areas dedicated, subject to or zoned for public rights of way or permanent access easements.

          Buyer shall have ten (10) days from receipt of the Commitment and the Survey within which to examine same.  If the Commitment or Survey reflect matters, other than Permitted Exceptions, which result in title being defective, Buyer shall, no later than five (5) days following such thirty (30) day examination period, notify Seller in writing specifying the defect(s); provided that if Buyer fails to give Seller written notice of defect(s) before the expiration of said five (5) day period, the defects shown in the Commitment or Survey shall be deemed Permitted Exceptions and shall be waived as title objections to closing this transaction.  Buyer may raise as additional objections, however, any title defects first shown by any subsequently delivered endorsements of the Commitment and/or recertifications of Survey.  If Buyer has given Seller timely written notice of defect(s) and the defect(s) render the title other than as represented in this Agreement, Seller shall notify Buyer in writing as to whether Seller intends to cure any such title defects.  Notwithstanding the foregoing, Seller agrees to remove by payment, bonding, or otherwise any mortgage or voluntary lien against the Property capable of removal by the payment of money or bonding.  In the event that Seller elects not, or is unable, to eliminate all such defects as of the date of the Closing, Buyer shall have the option of either: (i) closing and accepting the title “as is,” without claim against Seller therefor and without reduction in the Purchase Price (except for deducting from the Purchase Price the amount of any mortgage or voluntary lien which can be satisfied by a liquidated amount), in which case all such title defect(s) will be deemed to be Permitted Exceptions or (ii) terminating this Agreement in which event both parties shall be released from all further obligations under this Agreement, except those obligations that expressly survive the termination hereof and those liabilities of the party which shall be in breach of its representations and warranties and agreements herein.  Seller shall execute a reasonable and customary owner’s affidavit as required for “gap coverage” by Buyer’s title insurer or the Closing shall be in escrow in accordance with customary escrow closings for Miami-Dade County, Florida.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER

          Except as set forth in the corresponding section of the Seller Disclosure Schedule, the Seller and Mr. Codina, jointly and severally, represent and warrant to Buyer, as of the date hereof and as of the Closing Date, that:

          Section 3.01     Corporate Existence and Power. Seller is a Florida limited partnership, and each Company is or, at the Closing will be, a limited liability company, duly formed, validly existing and in good standing under the laws of the State of Florida.  Each Company has, or at the Closing will have, all limited liability powers required to carry on its business as now or intended to be conducted. Each Company is or, at the Closing, will be duly qualified to do business as a foreign corporation or entity and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. True and complete copies of articles of formation, operating agreements and other organizational documents, as applicable, of each Company have been or prior to the Closing will be delivered or made available to Buyer.

          Section 3.02     Authorization.  The execution, delivery and performance by Seller of this Agreement and each of the other documents to which it a party (“Transaction Documents”), and the consummation by Seller of transactions contemplated hereby and thereby are within Seller’s partnership powers and have been duly authorized by all necessary limited liability company action on the part of Seller. This Agreement constitutes a valid and binding agreement of Seller and Mr. Codina, as applicable, enforceable against each such Person in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, reorganization, insolvency, moratorium and other similar Laws of general application from time to time in effect affecting creditors’ rights generally, (ii) by general principles of equity, and (iii) the power of a court to deny enforcement of remedies based upon public policy.

          Section 3.03     Governmental Authorization. Except as set forth in Section 3.03 of the Seller Disclosure Schedule, the execution, delivery and performance by Seller and Mr. Codina of this Agreement and the consummation by Seller and Mr. Codina of the transactions contemplated hereby require no action by, or filing with, any federal, state or local governmental body, agency, official or authority (each a “Governmental Entity”).

          Section 3.04     Non-contravention. The execution, delivery and performance by Seller and Mr. Codina of this Agreement and the consummation by Seller and Mr. Codina of the transactions contemplated hereby do not and will not (a) contravene, conflict with, or result in any violation or breach of any provision of the articles of formation, operating agreement or other organizational documents of Seller, (b) assuming that all actions and filings set forth in Section 3.03 of the Seller Disclosure Schedule have been taken or made, contravene, conflict with or result in a violation or breach of any provision of any applicable Law, (c) assuming that all consents set forth in Section 3.04 of the Seller Disclosure Schedule have been obtained, require any consent under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit the termination, cancellation, acceleration or other material change of any right or obligation or the loss of any benefit to which either Company is or at Closing will be entitled under, any provision of any Contract material to such Company or any Permit affecting, or relating in any way to, the assets or business of the Company, or (d) result in the creation or imposition of any Lien on any asset of either Company.

          Section 3.05     Capitalization of the Companies.  Seller is or at Closing will be the sole member of each Company and each Interest represents or at the Closing will represent 100 percent of the equity ownership, beneficial or otherwise, in the corresponding Company;  each Interest is or at Closing will be free and clear of all Encumbrances, and is or at Closing will not be subject to preemptive rights created by statute, either Company’s limited liability company agreement or any agreement to which such entity is a party or by which such entity is bound.  There are no options, warrants or other rights or arrangements to acquire from Seller or either Company, or other obligations or commitments of Seller or either Company to issue, any membership interests in such Company. Neither Company has or at Closing will have any Subsidiaries.  Upon consummation of the Closing, Seller shall have good and marketable title to the Interests, free and clear of any Encumbrances.

          Section 3.06     Assets; Prior Business.  The Property at Closing will constitute the only asset of each Company.  Since its inception, neither Company  has or will  have (i) engaged in any business other than acquiring and holding the Property or (ii) had any employees.

          Section 3.07     Financial Statements.  Section 3.07 of the Seller Disclosure Schedule sets forth an unaudited balance sheet and income statement for BN Expansion as of December 31, 2004 (the “Financials”) and unaudited interim balance sheets and income statements as of and for the nine months ended September 30, 2004 and 2005, for the Company (the “Interim Financials”).  Each of the Financials and each of the Interim Financials fairly present, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the financial position of the Company as of the dates thereof and the results of operations for the periods then ended (subject to normal year-end adjustments in the case of the Interim Financials).

          Section 3.08     Absence of Certain Changes.  Except as set forth in Section 3.08 of the Seller Disclosure Schedule, between December 31, 2004 and the date of this Agreement, (a) the business of BN Expansion has been conducted in the ordinary course, consistent with past practices, (b) there has not been any event, change or development that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect and (c) except in the ordinary course of business, there has not been any action or event, nor any authorization, commitment or agreement by BN Expansion with respect to any action or event, that if taken or if it occurred after the date hereof would be prohibited by Section 5.01.

          Section 3.09     No Undisclosed Liabilities.

          (i) Except as set forth on Section 3.09 of the Seller Disclosure Schedule, there are no, and (ii) at Closing, other than the Closing Liabilities, there will not be, any Liabilities or obligations of either Company whatsoever, and there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a liability, other than Liabilities incurred pursuant to this Agreement.

          Section 3.10     Litigation.

                    (a)          There is no Proceeding pending or, to the Knowledge of the Seller, threatened against, Seller or BN Expansion or with respect to the Property.  Neither the Company nor the Property is subject to any outstanding Judgment.

                    (b)          To the Knowledge of the Seller, there is no investigation or review by any Governmental Entity with respect to Seller or BN Expansion or the Property actually pending or threatened, nor has any Governmental Entity indicated to BN Expansion or any of its Affiliates in writing or, to the Knowledge of the Seller, verbally, an intention to conduct the same.

          Section 3.11     Compliance With Applicable Law.

                    (a)          BN Expansion and its businesses and operations are, and since its inception have been, in compliance with all Laws applicable to it.  Except as disclosed in Section 3.11 of the Seller Disclosure Schedule, neither BN Expansion nor Seller has received any written notice since its inception (i) of any administrative, civil or criminal investigation or audit (other than Tax audits) by any Governmental Entity relating to BN Expansion or (ii) from any Governmental Entity alleging that BN Expansion is not in compliance in any material respect with any applicable Law.

                    (b)          Except as set forth in Section 3.11 of the Seller Disclosure Schedule, each Company has or at Closing will have in effect all approvals, authorizations, certificates, filings, franchises, licenses, variances, exemptions, notices, permits and rights of or with all Governmental Entities (“Permits”) necessary for it to own, lease, if applicable, or otherwise hold and to operate the Property.  Since its inception, there have occurred no events which (with or without notice or lapse of time or both) would constitute defaults under, violations of, or events giving to others any right of termination, amendment or cancellation, with or without notice or lapse of time or both, of, any such Permit. The transactions contemplated hereby would not reasonably be expected to cause the revocation or cancellation (with or without notice or lapse of time or both) of any such Permit.

          Section 3.12     Contracts.  Except as set forth on Section 3.12 of the Seller Disclosure Schedule, as of the date of this Agreement, BN Expansion is not and at Closing neither Company will be, a party to any Contract. The Seller has provided or made available to Buyer with a true and correct copy of each Contract.  Neither BN Expansion, nor, to the Knowledge of the Seller, any other party thereto, is in violation of or in default under (nor does there exist any condition, and no event or circumstances have occurred, which upon the passage of time or the giving of notice would cause a violation of, default under, the right to exercise any remedy under or to accelerate the maturity or performance of, or to cancel, terminate or modify) any Contract. Each Contract is a valid and binding agreement of BN Expansion, and, to the Knowledge of the Seller, every other party thereto, and is in full force and effect, enforceable against the BN Expansion party thereto, and, to the Knowledge of the Seller, every other party thereto except as such enforceability may be limited by (i) bankruptcy, reorganization, insolvency, moratorium and other similar Laws of general application from time to time in effect affecting creditors’ rights generally, (ii) by general principles of equity and (iii) the power of a court to deny enforcement of remedies generally based upon public policy.

          Section 3.13     Taxes.

                    (a)          All material Tax Returns required to be filed on or before the Closing Date with any Taxing Authority by, or on behalf of, either Company have or will have been filed when due in accordance with all applicable Laws (taking into account any extension of time which has been granted within which to file), and all such material Tax Returns are, or shall be at the time of filing, true and complete in all material respects.  All ad valorem taxes in respect of the Land (as defined below) in respect of all periods ended on or prior to December 31, 2005 have been paid.

                    (b)          Each Company has or prior to Closing will have paid (or had paid on its behalf) or has or will have withheld and remitted to the appropriate Taxing Authority all Taxes due and payable on or before the Closing Date, or, where payment is not yet due, has established (or has had established on its behalf and for its sole benefit and recourse) in accordance with GAAP an adequate accrual for all material Taxes through the end of the last period for which the Company ordinarily records items on its books.

                    (c)          Intentionally left blank.

                    (d)          There are no material Liens for Taxes on any of the assets of BN Expansion and at the Closing no such Lien will exist as to either Company.

                    (e)          (i) No federal, state, local or foreign audits, examinations, investigations or other Proceedings are pending or, to the Knowledge of the Seller, threatened with regard to any Taxes or Tax Returns of BN Expansion and no written notice has been received from any Taxing Authority of the expected commencement of such a proceeding; (ii) neither Seller nor BN Expansion has received a ruling from any Taxing Authority relating to Taxes; (iii) neither Seller nor BN Expansion is a party to or bound by any written agreement with any Taxing Authority; (iv) there is currently no effective agreement or other document extending, or having the effect of extending, the period of assessment or collection of any Taxes with respect to BN Expansion; (v) BN Expansion has not been a member of an affiliated, consolidated, combined or unitary group or is party to any Tax Sharing Agreement or to any other agreement or arrangement referred to in clause (ii) or (iii) of the definition of “Tax”; and (vi) no amount of the type described in clause (ii) or (iii) of the definition of “Tax” is currently payable by BN Expansion and BN Expansion has entered into any agreement or arrangement with any Taxing Authority with regard to the Tax liability of BN Expansion affecting any Tax period for which the applicable statute of limitations, after giving effect to extensions or waivers, has not expired.

                    (f)          BN Expansion is not, nor ever has been, engaged in a trade or business in any jurisdiction other than the United States.  BN Expansion has not ever had a permanent establishment, permanent representative or other taxable presence in any jurisdiction other than the United States. BN Expansion does not constitute or has never constituted a permanent establishment or permanent representative of another person.

                    (g)          BN Expansion will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any Post-Closing Tax Period as a result of any (A) change in method of accounting for a Pre-Closing Tax Period, (b) installment sale or open transaction or intercompany transaction made on or before the Closing Date, or (C) prepaid amount received on or prior to the Closing Date.

                    (h)          BN Expansion does not own or has not, at any time, ever owned, property that (i) is “tax-exempt use property” within the meaning of Section 168(h) of the Code or (ii) is “tax-exempt bond financed property” within the meaning of Section 168(g)(5) of the Code.

                    (i)          BN Expansion has not entered into, engaged in or participated in any “reportable transaction” as described in Section 1.6011-4(b) of the Treasury Regulations.

                    (j)          BN Expansion has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code in the five years prior to the date of this Agreement.

                    (k)          BN Expansion has and BN Expansion II will have been properly classified as a “disregarded entity” for federal income tax purposes at all times.

          Section 3.14     Employee Benefits Plans.  BN Expansion is not and has never been a party to any “employee benefit plan,” as defined in Section 3(3) of ERISA, or any other Contract or plan providing compensation or benefits of any nature to any employee.

          Section 3.15     Insurance Policies.

                    (a)          Section 3.15(a) of the Seller Disclosure Schedule lists all material insurance policies and fidelity bonds covering the Property and each such insurance policy and fidelity bond is in full force and effect. Except as set forth in Section 3.15(a) of the Seller Disclosure Schedule, there is no claim involving more than $100,000 by BN Expansion pending under any of such policies or bonds as to which BN Expansion has been notified that coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid, and BN Expansion is otherwise in compliance in all material respects with the terms of such policies and bonds. The Seller does not have any Knowledge of threatened termination of, or material premium increase with respect to, any of such policies.

                    (b)          Section 3.15(b)  of the Disclosure Schedule identifies each insurance claim involving more than $100,000 made by BN Expansion since its inception and the date of this Agreement.

          Section 3.16     Environmental Matters.  Except as set forth in Section 3.16 of the Seller Disclosure Schedules or the reports listed on Section 3.16 of the Seller Disclosure Schedules:

                    (a)          To Seller’s Knowledge, BN Expansion and the Land is, and at all times has been, in full compliance with Environmental Laws and Environmental Permits, and is not, and has not been in violation of or liable under, any Environmental Law or Environmental Permit. Neither the Seller nor Mr. Codina has any basis to expect, nor has any of them or any other Person for whose conduct they are or may be held to be responsible received, any actual or threatened order, notice, or other communication from (i) any Governmental Entity or private citizen acting in the public interest, or (ii) the current or prior owner or operator of the Land, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or threatened obligation to undertake or bear the cost of any Environmental Liabilities with respect to the Land or any other properties or assets (whether real, personal, or mixed) in which any of the Seller or BN Expansion has had an interest, or with respect to any real property at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used, or processed by the Seller or BN Expansion.

                    (b)          There are no pending or, to the Knowledge of the Seller, threatened claims or encumbrances, resulting from any Environmental Liabilities or arising under or pursuant to any Environmental Law, with respect to or affecting the Land or any other properties and assets (whether real, personal, or mixed) in which Seller or BN Expansion has or had an interest.

                    (c)          Neither Seller nor BN Expansion has received, any citation, directive, inquiry, notice, order, summons, warning, or other communication that relates to Hazardous Materials, or any alleged, actual, or potential violation or failure to comply with any Environmental Law, or of any alleged, actual, or potential obligation to undertake or bear the cost of any Environmental Liabilities with respect to the Land or any other properties or assets (whether real, personal, or mixed) in Seller or BN Expansion had an interest, or with respect to any property or facility to which Hazardous Materials generated, manufactured, refined, transferred, imported, used, or processed by Seller, BN Expansion, or any other Person for whose conduct they are or may be held responsible, have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

                    (d)          To Seller’s Knowledge, neither Seller nor BN Expansion has any Environmental Liabilities with respect to the Land or with respect to any other properties and assets (whether real, personal, or mixed) in which Seller or BN Expansion (or any predecessor), has or had an interest, or to the Knowledge of the Seller at any property geologically or hydrologically adjoining the Land or any such other property or assets.

                    (e)          To Seller’s Knowledge, there are no Hazardous Materials present on or in the environment at the Land or, to the Knowledge of the Seller, at any geologically or hydrologically adjoining property, including any Hazardous Materials contained in barrels, above or underground storage tanks, landfills, land deposits, dumps, equipment (whether moveable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other part of the Land or to the Knowledge of Seller, such adjoining property, or incorporated into any structure therein or thereon. Neither Seller, BN Expansion nor any of their Affiliates has permitted or conducted, or is aware of, any Hazardous Activity conducted with respect to the Land or any other properties or assets (whether real, personal, or mixed) in which the Seller or BN Expansion has or had an interest.

                    (f)          To Seller’s Knowledge, there has been no Release or, to the Knowledge of Seller, threat of Release, of any Hazardous Materials at or from the Land or at any other locations where any Hazardous Materials were generated, manufactured, refined, transferred, produced, imported, used, or processed from or by the Land, or from or by any other properties and assets (whether real, personal, or mixed) in which BN Expansion has or had an interest, or any geologically or hydrologically adjoining property, whether by Seller, BN Expansion , or any other Person.

                    (g)          The Seller has delivered or made available to Buyer true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by Seller or and of its Affiliates pertaining to Hazardous Materials or Hazardous Activities in, on, or under the Land, or concerning compliance by Seller, BN Expansion or any of their Affiliates with Environmental Laws.

          Section 3.17     Properties.

                    (a)          BN Expansion has no assets other than the Property.  BN Expansion has good and marketable title to, or valid leasehold interests in, all of its tangible personal properties and tangible personal assets which are included in the Property. All of the Property, other than the Land (which is covered by Section 3.17(b)) is owned free and clear of all Liens except for Permitted Encumbrances.  There are no improvements on the Land.

                    (b)          Exhibit A sets forth a correct legal description of the Land and lists the uses or projected uses of the Land. The Seller has delivered or made available to Buyer copies of the deeds and other instruments (as recorded) by which BN Expansion acquired or has the right to acquire the Land, and copies of all title insurance policies, abstracts, and surveys in the possession of Seller or BN Expansion and relating to such property or interests.  Except as set forth on Section 3.17 of the Seller Disclosure Schedule, BN Expansion is vested with marketable fee simple title to the Land, subject only to Permitted Encumbrances, the Settlement Agreement and the Side Agreement (it being acknowledged that Buyer and Seller agree that the Permitted Encumbrances, the Settlement Agreement and the Side Agreement do not render the property unmarketable).

                    (c)          As of the date hereof, the Land has the land use entitlements and zoning set forth on Schedule 3.17(c) of the Seller Disclosure Schedule.  As of the date hereof, applications have been made for the Permits set forth on Section 3.17(c) of the Seller Disclosure Schedule.

                    (d)          To the Knowledge of Seller, no fact or condition exists which would result in the termination or impairment of access to any of the Land or the discontinuation of necessary sewer, water, electric, gas, telephone or other utilities or services to any of the Land.

          Section 3.18     Finders’ Fees.  There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Seller or the Company who might be entitled to any fee or commission from Seller or BN Expansion in connection with the transactions contemplated by this Agreement.

          Section 3.19     Disclosure.  To the Knowledge of Seller, all documents, Contracts, instruments, certificates, notices, consents, affidavits, letters, schedules (including Schedules to this Agreement), and exhibits delivered or made available by or on behalf of Mr. Codina, Seller or either Company in connection with this Agreement and the transactions contemplated hereby are accurate, complete and authentic in all material respects (excluding projections and forecasts).  No (i) representation or warranty of Seller or Mr. Codina contained in this Agreement, and (ii) no closing certificate furnished by or on behalf of Mr. Codina, Seller or either Company to Buyer pursuant to this Agreement contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements made, in the context in which made, not materially false or misleading.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER

          Except as set forth in the Buyer Disclosure Schedule attached hereto (the “Buyer Disclosure Schedule”), Buyer represents and warrants to the Seller and Mr. Codina, as of the date hereof and as of the Closing Date that:

          Section 4.01     Corporate Existence and Power. Buyer is a limited liability company duly organized, incorporated, validly existing and in good standing under the laws of the State of Florida and has all corporate powers required to carry on its business as now conducted. Buyer is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.

          Section 4.02     Corporate Authorization. The execution, delivery and performance by Buyer of this Agreement and each of the other Transaction Documents to which it is a party and the consummation by Buyer of the transactions contemplated hereby and thereby are within the powers of Buyer and have been duly authorized by all necessary limited liability company action on the part of Buyer.  This Agreement and each of the other Transaction Documents to which it is a party constitutes a valid and binding agreement of Buyer, enforceable against it in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, reorganization, insolvency, moratorium and other similar Laws of general application from time to time in effect affecting creditors’ rights generally, (ii)  by general principles of equity and (iii) the power of a court to deny enforcement of remedies generally based upon public policy.

          Section 4.03     Governmental Authorization. Except as set forth in Section 4.03 of the Buyer Disclosure Schedule, the execution, delivery and performance by Buyer of this Agreement and each of the other Transaction Documents to which it is a party and the consummation by Buyer of the transactions contemplated hereby and thereby require no action by, or filing with, any Governmental Entity, other than any actions or filings the absence of which would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.

          Section 4.04     Non-contravention. The execution, delivery and performance by Buyer of this Agreement and each of the other Transaction Documents to which it is a party and the consummation by Buyer of the transactions contemplated hereby and thereby do not and will not (a) contravene, conflict with, or result in any violation or breach of any provision of the articles of formation or limited liability company agreement of Buyer, (b) assuming that all actions and filings set forth in Section 4.03 of the Buyer Disclosure Schedule have been taken or made, contravene, conflict with or result in a violation or breach of any provision of any applicable Law, (c) assuming that all consents set forth in Section 4.04 of the Buyer Disclosure Schedule have been obtained, require any consent under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit the termination, cancellation, acceleration or other material change of any right or obligation or the loss of any benefit to which FECI or any of its Subsidiaries is entitled under any provision of any Contract material to FECI or any of their Subsidiaries or any Permit affecting, or relating in any way to, the assets or business of FECI and its Subsidiaries or (d) result in the creation or imposition of any Lien on any asset of FECI or any of its Subsidiaries.

          Section 4.05     Finders’ Fees. Except for Morgan Stanley & Co. Incorporated, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Buyer or any of its Affiliates who might be entitled to any fee or commission from Buyer or any of its Affiliates in connection with the transactions contemplated by this Agreement.

ARTICLE V
COVENANTS OF SELLER AND MR. CODINA

          Section 5.01          Conduct of Business of the Company. Except for matters permitted or contemplated by this Agreement, set forth on Section 5.01 of the Seller Disclosure Schedule or as required by applicable Law, unless Buyer otherwise agrees in writing, from the date of this Agreement to the Closing, Mr. Codina and Seller shall cause each Company to conduct its business in the ordinary course of business consistent with past practices.  In addition, and without limiting the generality of the foregoing, except for matters permitted or contemplated by this Agreement, set forth on Section 5.01 of the Seller Disclosure Schedule or required by applicable Law, from the date of this Agreement to the Closing, the Mr. Codina and the Seller shall not permit either Company to do take any of the following without the prior written consent of Buyer, such consent not to be unreasonably withheld or delayed or conditioned:

                    (a)          (i) declare, set aside or make any distributions (whether in cash, stock, property or otherwise) in respect of, or enter into any agreement with respect to the voting of, any membership interests in such Company; (ii) split, combine or reclassify any of the membership interests in such Company; (iii) issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, membership interests in such Company; or (iv) purchase, redeem or otherwise acquire any membership interests in such Company or any other securities thereof or any rights, options, warrants or calls to acquire any such securities;

                    (b)          issue, deliver, sell, grant, pledge, transfer or otherwise encumber or dispose of or subject to any Encumbrance (i) any of such Company’s membership interests, (ii) any of its other voting securities, (iii) any securities convertible into or exchangeable for, or any options, warrants or rights to acquire, any such membership interests or voting securities or convertible or exchangeable securities or (iv) any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock-based performance units;

                    (c)          amend its organizational documents;

                    (d)          acquire any stock, other equity interest or assets (including real property) of any other Person (in connection with a purchase of such Person’s business whether in whole or in part), whether by purchase of stock, purchase of assets, merger, consolidation, or otherwise;

                    (e)          pledge, transfer, sell, lease, license, otherwise dispose of or subject to any Lien, any of the Property;

                    (f)          enter into any Contract or incur any Liability whatsoever or (ii) make any loans, advances or capital contributions to, or investments in, any other Person;

                    (g)          adopt a plan or agreement of, or resolutions providing for or authorizing, complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of such Company;

                    (h)          institute, settle, or agree to settle any Proceeding pending or threatened before any arbitrator, court or other Governmental Entity; or

                    (i)          authorize, commit or agree to take any of the foregoing actions.

          Section 5.02     No Solicitation.

          Neither Mr. Codina nor Seller, nor any of their Affiliates shall, nor shall any of them authorize or permit any of their officers, directors, employees, investment bankers, attorneys, accountants or other agents, representatives or advisors to, directly or indirectly, (i) solicit, initiate, knowingly facilitate or knowingly encourage the submission of any Acquisition Proposal, (ii) enter into or participate in any discussions or negotiations with, furnish any non-public information relating to either Company or the Property to or afford access to the business, properties, assets, books or records of either Company to any Third Party that has made, or has informed any of Mr. Codina, either Company, Seller or any of their Affiliates that it is seeking to make, an Acquisition Proposal, or (iii) enter into any agreement with any Third Party with respect to an Acquisition Proposal made by such Third Party, or any other agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the  transactions contemplated by this Agreement.

          Section 5.03     Land Use Applications and Approvals The Seller and Mr. Codina shall cause each Company to diligently continue to pursue all land use related approvals, permits, authorizations and agreements (the “Land Use Approvals”) as more particularly described in Section 5.03 of the Seller Disclosure Schedule, and to perform and comply with all conditions and requirements of all existing and requested Land Use Approvals related to the Property.

          Section 5.04     Inspections, Property Documents and Confidentiality.  Buyer, and Buyer’s agents and contractors, shall have the right during the term of this Agreement to enter upon the Property at reasonable times and with at least two business days’ notice for purposes of inspection and making tests and studies thereon, including ground water samples.  Seller agrees to make available to Buyer, for Buyer’s inspection during normal business hours, all leases and rent rolls, plans, Contracts, warranties, tax bills, books and records and any and all other documents related to the ownership and/or operation of the Property and the Companies.  Throughout the term of this Agreement, Seller and Seller’s agents and employees shall at all times cooperate with Buyer, its agents and contractors, at no expense or liability Seller, in connection with their performance of the inspections provided herein.  Buyer will promptly remediate any physical damage to the Property to substantially the same condition that existed prior to such damage caused by Buyer, its agents, employees, invitees and/or assigns.  Buyer will indemnify and hold Seller harmless against and from any and all damage arising out of Buyer or Buyer’s representatives exercise of their due diligence rights hereunder.  During any period in which Buyer or any Buyer Representative enters the Property, the Buyer shall (unless it has delivered to Seller a written indemnity of FECI) and shall cause each third-party consultant conducting borings of or drillings in the Property to obtain and maintain commercial general liability insurance, on an occurrence basis, including contractual liability coverage and broad form property damage endorsement coverage, providing that Buyer is the named insured, and that the Seller (collectively, the “Additional Insureds”) is an additional insured, and providing liability limits of not less than $1,000,000 combined single limit per occurrence with respect to bodily and personal injury, death and property damage and $2,000,000 in the aggregate; (ii) workmen’s compensation insurance at statutory limits; and (iii) for any of Buyer’s representatives who conduct environmental inspections of the Property, professional liability insurance of not less than $1,000,000, which (A) insurance shall name the Additional Insureds as additional insured parties, and (B) Buyer has requested, and such environmental consultant has advised Buyer, that such environmental consultant currently has such policy in place.  The Buyer shall provide Seller with Certificates of Insurance in form reasonably satisfactory to Seller which evidence such insurance prior to obtaining access to the Property.  Buyer or Buyer’s representatives shall not be permitted to conduct borings of the Property or drilling in or on the Property or conduct any other intrusive test or sampling in connection with the preparation of an environmental audit or in connection with any other inspection of the Property without the prior written consent of Seller.  Notwithstanding anything to the contrary contained in this Agreement, the provisions of this paragraph shall survive the Closing and any cancellation or termination of this Agreement.

          Section 5.05     Certain Codina Tax Covenants.

                    (a)          Without the prior written consent of Buyer, neither the Seller or Mr. Codina shall, with respect to either Company make or change any Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment, surrender any right to claim a Tax refund, offset or other reduction in Tax liability, consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment or take or omit to take any other action or permit any action to be taken, if any such action or omission would have the effect of materially increasing the Tax liability of such Company. No election may be made and no other action may be taken that would cause BN Expansion or BN Expansion II to be classified as anything other than a “disregarded entity” for federal income tax purposes.

                    (b)          All Tax Returns required to be filed by the Seller or any of its Affiliates with respect to the Companies (other than any separate company Tax Return required to be filed by the Company) on or after the Closing Date with respect to any Pre-Closing Tax Period (i) will be filed by the Seller and its Affiliates when due in accordance with all applicable laws and (ii) as of the time of filing, will be true and complete in all material respects.

                    (c)          Except as otherwise in this Agreement, all transfer, documentary, sales, use, stamp, registration, value added and other such Taxes (other than any such Taxes applicable to a transfer of real estate) and fees (including any penalties and interest) incurred in connection with the Sale of the Interests contemplated hereby shall be paid by the Seller when due, and the Seller will, at its own expense, file all necessary Tax returns and other documentation with respect to all such Taxes and fees, and, if required by applicable law, Buyer will, and will cause its Affiliates to, join in the execution of any such Tax returns and other documentation.

                    (d)          Any and all existing Tax Sharing Agreements shall be terminated as of the Closing Date. After the Closing Date, neither Company shall have any further rights or liabilities thereunder. This Agreement shall be the sole Tax Sharing Agreement relating to the Companies.

          Section 5.06     Casualty.  If there is a casualty with respect to the Property prior to Closing, all proceeds from insurance shall be retained by the Companies or, if the Companies are not the beneficiaries  of such insurance, then Mr. Codina and Seller shall cause all rights to such proceeds to be assigned to the Companies at the Closing.  The foregoing shall not in any way be deemed to restrict Buyer’s rights under Section 7.02.

          Section 5.07     Capital Contributions. Except as provided in Section 5.07 of the Seller Disclosure Schedule or expressly by this Agreement, the direct and indirect owners of the Companies shall not make to either Company any capital contribution or payment to reduce indebtedness without prior written consent of Buyer which shall not be unreasonably withheld, delayed or conditioned. Following any approved capital contribution or payment to reduce indebtedness of either Company, Seller shall provided Buyer with copies of all receipts, agreements, instruments, statements and any other documentation reasonably requested by Buyer documenting such capital contribution or payment.  The capital contributions set forth in Section 5.07 of the Seller Disclosure Schedule are anticipated over the 90 day period beginning January 1, 2006 and are hereby preapproved in the amounts set forth therein.

ARTICLE VI
ADDITIONAL COVENANTS

          Section 6.01     Commercially Reasonable Efforts; Further Assurances.

                    (a)          Subject to the terms and conditions of this Agreement, each party hereto shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate the transactions contemplated by this Agreement as promptly as practicable after the date of this Agreement, including (i) taking any and all reasonable actions necessary to satisfy all of the conditions to each party’s obligations hereunder as set forth in Article VII, and (ii) executing and delivering all agreements and documents required by the terms hereof to be executed and delivered by such party on or prior to the Closing.

                    (b)          In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the parties will take such further action (including the execution and delivery of such further instruments and documents) as any other party reasonably may request, all at the sole cost and expense of the requesting party (unless the requesting party is entitled to indemnification therefore pursuant to this Agreement).  Seller acknowledges and agrees that from and after the Closing, Buyer will be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to the Companies.  To the extent that Seller needs access to such information after Closing, Buyer shall reasonably provide such access and copying.  This clause shall survive Closing.

          Section 6.02     Certain Filings. The parties hereto shall cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any Governmental Entity is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (ii) in taking such reasonable actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

          Section 6.03     Public Announcements. The parties hereto shall consult with each other before issuing any press release, announcing or disclosing to employees other than senior executives, making any other public statement, or scheduling any press conference or conference call with investors or analysts with respect to this Agreement or the transactions contemplated hereby, except as may be required by applicable Law, order of a court of competent jurisdiction or any listing agreement with or rule of any national securities exchange or association, shall not issue any such press release, make such announcements or disclosures to employees other than senior executives, make any such other public statement or schedule any such press conference or conference call before any required consultation as contemplated by this Section 6.03; provided that after the issuance of a press release FECI’s investor relations personnel may discuss with investors the information included in all press releases and public statements previously released or made.

          Section 6.04     Intentionally left blank

          Section 6.05     Notices of Certain Events Each of the parties hereto shall cooperate fully, as and to the extent reasonably requested by any other party, in connection with the preparation and filing of any Tax return, statement, report or form, any audit, litigation or other proceeding with respect to Taxes.  Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

          Each of the parties hereto shall promptly after he, she or it obtains knowledge of any of the matters referred to in clauses (a) through (d) of this sentence notify the other of:

                    (a)          any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

                    (b)          any notice or other communication from any Governmental Entity in connection with the review, clearance or approval of the transactions contemplated by this Agreement;

                    (c)          any Proceeding commenced or threatened against, relating to or involving or otherwise affecting any of the Company, the Seller or Buyer, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Sections 3.08, 3.09, 3.10, 3.11, 3.12 and 3.16, as the case may be, or that relate to the consummation of the transactions contemplated by this Agreement; and

                    (d)          any matter (including a breach of covenant or a representation or warranty contained herein) that could reasonably lead to the non-satisfaction of any of the conditions to Closing in Article VII.

          Section 6.06     Certain Tax Covenants. The parties hereto each agree (i) to retain all books and records with respect to Tax matters pertinent to the Companies relating to any Pre-Closing Tax Period that it has in its possession as of the Closing, and to abide by all record retention agreements entered into with any Taxing Authority, and (ii) to give the other party reasonable written notice prior to destroying or discarding any such books and records and, if the Buyer so requests, the Seller and Mr. Codina shall allow the Buyer to take possession of such books and records.

          Section 6.07     2005 Audit. The Buyer, at its expense, may cause KPMG, LLP to conduct an audit of the financial statements of the Companies for the year ended December 31, 2005. Prior to the Closing, the Mr. Codina and the Seller shall and shall cause the Companies and Seller’s employees to and following the Closing, Mr. Codina and the Seller shall assist with this audit, including without limitation, by providing KPMG, LLP with all books, records, work papers and other documentation requested in order to perform and complete the audit.

          Section 6.08     Supplements to Schedules. Each party may, from time to time prior to the Closing by written notice to the other parties, supplement or amend any Schedule provided by it pursuant to Article III or Article IV, as the case may be, to correct any matter that would constitute a breach of any representation or warranty in Article III or Article IV.  For purposes of determining whether the conditions to the Contribution set forth in Sections 7.02(a) and 7.03(a) have been fulfilled, such schedules shall be deemed to include only that information contained therein on the date of this Agreement and shall be deemed to exclude all information contained in any supplement or amendment thereto.

          Section 6.09     Like-Kind Exchange.  Buyer may treat the Transaction contemplated hereunder as an exchange for other property of like kind within the meaning of Section 1031 of the Code and the regulations promulgated thereunder.  Buyer reserves the right to engage one or more qualified intermediaries as provided in Treas. Reg. Section 1.1031(k)-1(g)(4), or one or more exchange accommodation titleholders, as provided in Rev. Proc. 2000-37, 2002-2 C.B., on or before the Closing to which Buyer may assign its rights and delegate its obligations under this Agreement to purchase and pay for either Interest or both Interests.  Seller agrees to cooperate with Buyer and any qualified intermediary or exchange accommodation titleholder to effect one or more such exchanges provided that Buyer shall not be released from its obligations hereunder and Seller shall not be required to incur additional expenses and the Closing shall not be delayed as a result of any such exchange.  Seller agrees that neither it nor any of its Affiliates shall engage in any like kind exchange with the proceeds from the sale of the Property nor shall it nor any of its Affiliates use said proceeds to purchase or invest in any other real property.

ARTICLE VII
CONDITIONS TO THE PURCHASE AND SALE

          Section 7.01     Conditions to Obligations of Each Party. The obligations of the Seller, and the Buyer to consummate the purchase and sale and the other transactions contemplated hereby (collectively, the “Transactions”) are subject to the satisfaction, at or prior to the Closing, of the following conditions:

                    (a)          There shall not have been any Law, injunction, order or decree enacted, promulgated or issued by any court or other Governmental Entity (which Law, injunction, order or decree remains in effect) that restrains or prohibits the consummation of the Transactions;

                    (b)          There shall not have been any action with respect to the Transactions taken since the date of this Agreement by any court or other Governmental Entity (which action has not been vacated or reversed), that is likely to delay materially or otherwise to restrain or prohibit the consummation of the Transactions;

                    (c)          There shall not be pending any Proceeding commenced with respect to the Transactions by any Governmental Entity, which Proceeding challenges or seeks to make illegal, to delay materially or otherwise to restrain or prohibit the consummation of the Transactions; and

                    (d)          The substantially simultaneous closing of the transactions contemplated under the Merger Agreement.

          Section 7.02     Conditions to the Obligations of the Buyer. The obligations of the Buyer to consummate the Transactions are subject to the satisfaction, at or prior to the Closing, of the following further conditions:

                    (a)          (i) Each of Seller and Mr. Codina shall have performed in all material respects its or his obligations hereunder required to be performed by it at or prior to the Closing, (ii) the representations and warranties of Seller and Mr. Codina contained herein modified by the phrase “Company Material Adverse Effect” or any other materiality modifier shall have been true and correct in all respects when made (except to the extent such representations and warranties relate to an earlier date, in which case of such earlier date), and shall be true and correct in all respects at and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties relate to an earlier date, in which case of such earlier date), and (iii) the other representations and warranties of the Seller and Mr. Codina contained herein shall have been true and correct in all material respects when made (except to the extent such representations and warranties relate to an earlier date, in which case of such earlier date), and shall be true and correct in all material respects at and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties relate to an earlier date, in which case of such earlier date); and (iv) Buyer shall have received a certificate signed by the Mr. Codina to the foregoing effect.  For the purpose of clauses (ii) through (iv) above, the representations and warranties contained herein shall be deemed also to apply to BN Expansion II as of the Closing Date as if BN Expansion II were set forth in such representations and warranties in each place where there is a reference to BN Expansion;

                    (b)          There shall not be pending any Proceeding commenced with respect to the Transactions by any Governmental Entity, which Proceeding seeks to restrain or prohibit Buyer’s ownership or operation (or that of its Subsidiaries or Affiliates) of all or any material portion of the business or assets of the Companies, or to compel Buyer or any of its Subsidiaries or Affiliates to dispose of or hold separate all or any material portion of the business or assets of the Companies;

                    (c)          There shall not have been any action with respect to the Transactions taken since the date of this Agreement by any court or other Governmental Entity (which action has not been vacated or reversed), or any Law, injunction, order or decree enacted, promulgated or issued with respect to the Transactions by any court or other Governmental Entity (which Law, injunction, order or decree remains in effect), in any case that is likely to result in any of the consequences referred to in Section 7.01(b);

                    (d)          Since the date of this Agreement, there shall not have occurred any event, occurrence, development or state of circumstances which, individually or in the aggregate, has had, and continues to have, a Company Material Adverse Effect;

                    (e)          [Reserved]

                    (f)          [Reserved]

                    (g)          The Companies shall not have any Liabilities other than the Closing Liabilities and Mr. Codina shall have provided Buyer with a certificate certifying the amount of Liabilities on the Closing Date; and

                    (h)          Parent shall have received a certification signed under penalties of perjury by Seller and Mr. Codina to the effect that neither is not a “foreign person” as defined in Section 1445 of the Code.

          Section 7.03     Conditions to the Obligation of Codina. The obligation of the Seller to consummate the Transactions are subject to the satisfaction, at or prior to the Closing, of the following further conditions:

                    (a)          (i) Buyer shall have performed in all material respects its obligations hereunder required to be performed by it at or prior to the Closing, (ii) the representations and warranties of Buyer contained herein modified by the phrase “Buyer Material Adverse Effect” or any other materiality modifier shall have been true and correct in all respects when made (except to the extent such representations and warranties relate to an earlier date, in which case of such earlier date), and shall be true and correct in all respects at and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties relate to an earlier date, in which case of such earlier date), and (iii) the other representations and warranties of Buyer contained herein shall have been true and correct in all material respects when made (except to the extent such representations and warranties relate to an earlier date, in which case of such earlier date), and shall be true and correct in all material respects at and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties relate to an earlier date, in which case of such earlier date); and (iv) the Seller shall have received a certificate signed on behalf of Buyer by the Chief Executive Officer of Buyer to the foregoing effect;

                    (b)          The Seller shall have received evidence reasonably satisfactory to it that all actions of and filings with any Governmental Entity set forth or required to be set forth in Section 4.03 of the Buyer Disclosure Schedule have been taken or made; and

                    (c)          The Seller shall have received copies of all consents set forth or required to be set forth in Section 4.04 of the Buyer Disclosure Schedule.

ARTICLE VIII
TERMINATION

          Section 8.01     Termination. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing:

                    (a)

                                        (i)          by mutual written agreement of Seller and Buyer;

                                        (ii)         by either Seller or by Buyer if:

                                                      1)          the Transactions have not been consummated on or before the End Date provided that the right to terminate this Agreement pursuant to this Section 8.01(a)(ii)1) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Transactions to be consummated by the End Date; or

                                                      2)          there shall be (A) any Law that makes consummation of the Transactions illegal or otherwise prohibited; or (B) any judgment, injunction, order or decree of any court or other Governmental Entity having competent jurisdiction enjoining Seller or Buyer from consummating the Transactions or the consummation of the transactions contemplated by the Merger Agreement is entered after the date of this Agreement, provided that such judgment, injunction, order or decree is final and non-appealable;

                                        (iii)          by Seller, if: (A) a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Buyer set forth in this Agreement shall have occurred that would cause the condition set forth in Section 7.03(a) not to be satisfied; (B) Mr. Codina and Seller shall have delivered to Buyer written notice of such breach or failure; and (C) at least 30 Business Days shall have elapsed since the date of delivery of such written notice and such breach or failure shall not have been cured in all material respects; or

                                        (iv)          by Buyer if:  (A) a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Seller or Mr. Codina set forth in this Agreement shall have occurred that would cause the condition set forth in Section 7.02(a) not to be satisfied; (B) Buyer shall have delivered to Seller and Mr. Codina written notice of such breach or failure; and (C) at least 30 Business Days shall have elapsed since the date of delivery of such written notice and such breach or failure shall not have been cured in all material respects.

                    (b)          The party desiring to terminate this Agreement pursuant to this Section 8.01 (other than pursuant to Section 8.01(a)(i) shall give notice of such termination to the other parties.

                    (c)          In addition to the termination rights set forth above, in the event that the Merger Agreement is terminated for any reason, then any party (other than a party which is in breach of its obligations in this Agreement or a party which is in breach or has an Affiliate which is in breach of its obligations under the Merger Agreement) may terminate this Agreement by giving prompt written notice to the other parties of cancellation under this paragraph, and all parties shall be released from all further obligations under the Agreement, except those obligations that expressly survive the termination hereof and any liability of a breaching party.

          Section 8.02     Condemnation or Eminent Domain. In the event prior to the Closing Date that Seller receives any actual written notice from any applicable Governmental Entity (a “Condemnation Notice”) in connection with the initiation of any condemnation or eminent domain proceeding for the purpose of taking or encumbering all or any part of the Land, Seller shall provide Buyer with a copy of the written notice of such proposed taking within three (3) days after receipt of the Condemnation Notice, and if such taking, in Buyer’s reasonable judgment, would materially and adversely affect the commercial feasibility of the Property or the financial return anticipated therefrom, then Buyer shall have the option, exercisable by written notice to Seller within fifteen (15) days after receipt of the Condemnation Notice (the “Condemnation Termination Period”), to either:

                                        (i)          terminate this Agreement, and thereupon this Agreement shall be of no further force and effect and the parties shall be relieved of all further obligation hereunder, except as may be specifically set forth herein to survive termination of this Agreement; or

                                        (ii)          conclude the Closing on the Closing Date, without set-off against the Purchase Price, in which event Buyer will be entitled to all rights to any condemnation or eminent domain award.

In the event that Buyer fails to provide written notice to Seller of its election in connection with the foregoing options within the Condemnation Termination Period, it shall be conclusively presumed that Buyer has elected to proceed to the Closing of this Agreement.

          Section 8.03     Effect of Termination. If this Agreement is terminated pursuant to Section 8.01 or 8.02, this Agreement shall become void and of no effect without liability of any party (or any stockholder, partner (general or limited), member, director, officer, employee, agent, consultant or representative of such party) to any other party hereto; provided that the termination of this Agreement shall not relieve any party from any liability for any material breach of this Agreement. The provisions of this Section 8.03 and Sections 10.03, 10.05, 10.06 and 10.07 and of the Confidentiality Agreement, shall survive any termination hereof pursuant to Section 8.01 or 8.02.  In the event that Buyer on the one hand or Mr. Codina and the Seller on the other,  has the right to terminate this Agreement for any reason and elects to so terminate this Agreement, then the Merger Agreement shall also be deemed to be terminated, unless the parties to the Merger Agreement mutually agree otherwise in their sole and absolute discretion.

ARTICLE IX
INDEMNIFICATION

          Section 9.01     Survival. All representations and warranties made by each party in this Agreement and each of the other Transaction Documents shall survive the Closing Date for a period of twelve (12) months after the Closing (other than the representations and warranties set forth in Section 3.16 which shall survive for a period of twenty-four (24) months after the Closing) notwithstanding any investigation at any time made by or on behalf of the other party; provided, however, that the representations and warranties set forth in Sections 3.01, 3.02, 3.03, 3.04, 3.05, 3.06, 3.13, , 4.01, 4.02, 4.03, 4.04 and 4.05 and any claims in respect of fraud or intentional material misrepresentation shall survive until thirty (30) days after the expiration of the applicable statute of limitations.  All representations and warranties related to any claim asserted in writing prior to the expiration of the applicable survival period shall survive (but only with respect to such claim) until such claim shall be resolved and payment in respect thereof, if any is owing, shall be made.

          Section 9.02     Indemnification by Mr. Codina and Seller.  Effective at and after the Closing Date, Mr. Codina and Seller, jointly and severally, will indemnify and hold harmless Buyer and its representatives, stockholders, controlling persons, and Affiliates (collectively, the “Buyer Indemnified Persons”) for, and will pay to the Indemnified Persons the amount of, any loss, liability, claim, damage or expense (including costs of investigation and defense and reasonable attorneys’ fees), whether or not involving a third-party claim (collectively, “Damages”), arising, directly or indirectly, from or in connection with:

                    (a)          any breach of any representation or warranty made by Mr. Codina and Seller in this Agreement or any other certificate or document delivered by a Contributor pursuant to this Agreement;

                    (b)          any breach by Mr. Codina or Seller of any covenant or obligation of such party in this Agreement;

                    (c)          any amounts due or payable with respect to warranties or Proceedings, (excluding Taxes), in any such case related to or arising out of the operation of the Company or ownership of the Property prior to the Closing to the extent such amounts exceed the aggregate reserves established specifically therefor in the Financials; or

                    (d)          any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with Mr. Codina, Seller the Company or any Codina Entity (or any Person acting on their behalf) in connection with any of the Transactions.

          Section 9.03     Tax Indemnification.

                    (a)          Mr. Codina and Seller hereby, jointly and severally, indemnify each Buyer Indemnified Person (which term for purposes of this Agreement shall, following the Closing, include the Companies) against and agree to hold each Buyer Indemnified Person harmless from any (u) Tax of the Company described in clause (i) of the definition of Tax related to a Pre-Closing Tax Period, (v) Tax described in clause (ii) or (iii) of the definition of Tax, (w)  Tax of the Company resulting from a breach of the provisions of Section 3.13 (x) Tax resulting from the application of Section 280G of the Code to any payment made pursuant to this Agreement or to any payment made as a result of, or in connection with, any transaction contemplated by this Agreement, (y) Tax of the Company resulting from a termination of any Tax Sharing Agreement pursuant to Section 5.05(d) and (z) any liabilities, costs, expenses (including, without limitation, reasonable expenses of investigation and attorneys’ fees and expenses), losses, damages, assessments, settlements or judgments arising out of or incident to the imposition, assessment or assertion of any Tax described in (u), (v), (w), (x) or (y), (the sum of (v), (w), (x), (y) and (z) being referred to herein as a “Tax Loss”); provided that neither Mr. Codina nor Seller shall have any liability for the payment of any ad valorem real property tax in respect of the Land in respect of any period beginning after December 31, 2005.

                    (b)          For purposes of this Section 9.03(a), in the case of any Taxes that are imposed on a periodic basis and are payable for a Tax period that includes (but does not end on) the Closing Date, the portion of such Tax related to the portion of such Tax period ending on and including the Closing Date shall (x) in the case of any Taxes other than gross receipts, sales or use Taxes and Taxes based upon or related to income, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on and including the Closing Date and the denominator of which is the number of days in the entire Tax period, and (y) in the case of any Tax based upon or related to income and any gross receipts, sales or use Tax, be deemed equal to the amount which would be payable if the relevant Tax period ended on and included the Closing Date.

                    (c)          Not later than 30 days after receipt by Mr. Codina or Seller of written notice from Buyer stating that any Tax Loss has been incurred by a Buyer Indemnified Person and the amount thereof and of the indemnity payment requested, Mr. Codina and Seller shall discharge their obligation to indemnify the Buyer Indemnified Person against such Tax Loss by paying to Buyer an amount equal to the amount of such Tax Loss. Notwithstanding the foregoing, if Buyer provides Mr. Codina or Seller with written notice of a Tax Loss at least 30 days prior to the date on which the relevant Tax Loss is required to be paid by any Buyer Indemnified Person, within that 30-day period Mr. Codina and Seller shall discharge their obligation to indemnify the Buyer Indemnified Person against such Tax Loss by making payments to the relevant Taxing Authority or Buyer, as directed by Buyer, in an aggregate amount equal to the amount of such Tax Loss. The payment by a Buyer Indemnified Person of any Tax Loss shall not relieve Mr. Codina or Seller of their obligations under this Section 9.03.

                    (d)          Buyer agrees to give prompt notice to Mr. Codina and Seller of any Tax Loss or the assertion of any claim, or the commencement of any suit, action or proceeding in respect of which indemnity may be sought hereunder which Buyer deems to be within the ambit of this Section 9.03 (specifying with reasonable particularity the basis therefor). Buyer shall give Mr. Codina and Seller such information with respect thereto as either or them may reasonably request. Each of Mr. Codina and Seller may, at his or its own expense, participate in the defense of such suit, action or proceeding, it being understood that all determinations as to the ultimate conduct of such action, suit or proceeding (including the settlement thereof) shall be in Buyer’s sole discretion.

                    (e)          Any claim of any Buyer Indemnified Person under this Section 9.03 may be made and enforced by Buyer on behalf of such Buyer Indemnified Person.

                    (f)          Disputes arising under Section 9.03 and not resolved by mutual agreement within 30 days shall be resolved by the Settlement Accountants within five days of the date on which the need to choose the Settlement Accountants arises.  The Settlement Accountants shall resolve any disputed items within 30 days of having the item referred to it pursuant to such procedures as it may require. The costs, fees and expenses of the Settlement Accountants shall be borne equally by Buyer on the one hand and Mr. Codina and Seller on the other.

          Section 9.04     Indemnification by Buyer.  Effective at and after the Closing Date, Buyer will indemnify and hold harmless Seller and Mr. Codina and their respective representatives, stockholders, controlling persons and Affiliates (collectively, the “Codina Indemnified Persons”) for, and will pay to the Codina Indemnified Persons the amount of any Damages arising, directly or indirectly, from or in connection with

                    (a)          any breach of any representation or warranty made by Buyer in this Agreement or in any certificate or document delivered by Buyer pursuant to this Agreement, or

                    (b)          any breach by Buyer of any covenant or obligation of it in this Agreement.

          Section 9.05     Limitations On Amount.

                    (a)          Mr. Codina and Seller will have no liability (for indemnification or otherwise) with respect to the matters described in clauses (a) and (b) of Section 9.02 until the total of all Damages with respect to such matters exceeds $100,000 and then only to the extent all such Damages exceed in the aggregate $100,000.  Notwithstanding the foregoing, the aggregate liability of Mr. Codina and Seller under this Article IX (other than Section 9.03) shall not exceed $1,500,000; provided, however that this limit will not apply to the representations and warranties in Sections 3.01, 3.02, and 3.13 or any fraudulent acts or omissions or intentional material misrepresentations on the part of Mr. Codina or Seller.

                    (b)          Buyer shall not have any liability (for indemnification or otherwise) with respect to the matters described in clauses (a) and (b) of Section 9.04 until the total of all Damages with respect to such matters exceeds $100,000 and then only to the extent all such Damages exceed in the aggregate $100,000.  Notwithstanding the foregoing, the aggregate liability of Buyer under Article IX shall not exceed $1,500,000, provided, however that this limit will not apply to the representations and warranties in Section 4.02 or any fraudulent acts or omissions or intentional material misrepresentations on the part of Buyer.

                    (c)          No indemnitor will have any liability (for indemnification or otherwise) for any Damages (i) for punitive, exemplary or special damages of any nature, (ii) for indirect or consequential damages, including damages for lost profit, lost business opportunity or damage to business reputation, or (iii) that, at the time written notice thereof is delivered to any indemnitor, are contingent, speculative or unquantified.

                    (d)          [Reserved]

                    (e)          [Reserved]

                    (f)          The amount of Damages for which the Buyer Indemnified Persons or Codina Indemnified Persons may be entitled to seek indemnification under this Agreement will be reduced by the amount of any insurance proceeds or other payment from a third party received or receivable by any Buyer Indemnified Person or Codina Indemnified Person, as applicable, with respect to such Damages and the amount of any deduction, credit or other Tax benefit that any Buyer Indemnified Person or Codina Indemnified Person is entitled to with respect to such Damages (taking into account the time at which such benefit is expected to be actually realized).  If a Buyer Indemnified Person or Codina Indemnified Person, after having received any indemnification payment pursuant to this Agreement with respect to any Damages, subsequently receives any insurance proceeds or other payment or recognizes any deduction, credit or other Tax benefit with respect to such Damages, Buyer or Mr. Codina and Seller, as the case may be, will promptly refund and pay to the Buyer Indemnified Persons or Codina Indemnified Persons, as the case may be, an amount equal to such insurance proceeds, payment or benefit.

                    (g)          Buyer will, and will use commercially reasonable efforts to cause each of the other Buyer Indemnified Persons to, use commercially reasonable efforts to mitigate any Damages with respect to which it may be entitled to seek indemnification pursuant to this Agreement.  Buyer will, and will use commercially reasonable efforts to cause each of the other Buyer Indemnified Persons to, use commercially reasonable efforts to obtain all insurance proceeds or other payments from third parties, and all Tax refunds or other Tax benefits, that may be available with respect to any Damages with respect to which it may be entitled to indemnification under this Agreement.

                    (h)          If any indemnitor is indemnified for any Damages pursuant to this Agreement with respect to any claim by a third party, the indemnitor shall consider in good faith a request for subrogation on the part of the indemnitee.

          Section 9.06     Procedure For Indemnification.

                    (a)          In the event that any indemnified party shall incur or suffer any Damages in respect of which indemnification may be sought hereunder by any Buyer Indemnified Person, on the one hand, or any Codina Indemnified Person, on the other hand, with respect to a matter not involving a third party claim, the indemnified party shall assert a claim for indemnification by notice to the indemnifying parties stating the nature and basis of such claim, and, if known, the amount, or a good faith estimate of the amount, of the liability arising therefrom.  Indemnification pursuant to Section 9.03 shall be made pursuant to the procedures set forth in that Section and not in this Section 9.06.

                    (b)          Promptly after receipt by an indemnified party of notice of the assertion of a claim by a third party or the commencement of any Proceeding against it, with respect to a matter for which indemnification is or may be owing pursuant to this Article IX, such indemnified party will, if a claim is to be made against an indemnifying party under such section, give notice to the indemnifying parties and shall thereafter keep the indemnifying parties informed of all other material information it receives with respect thereto; provided, however that the failure of an indemnified party to give the indemnifying parties prompt notice and such other material information as provided herein will not relieve the indemnifying parties of any of their obligations hereunder unless and then only to the extent that the indemnifying parties shall have been actually prejudiced thereby.

                    (c)          If any Proceeding referred to in Section 9.06(b) is brought against an indemnified party and it gives notice to the indemnifying party that it intends to seek indemnification, the indemnified party shall provide to the indemnifying party, as promptly as practicable after giving notice of such Proceeding, information and documentation reasonably requested by the indemnifying party to support and verify the claim asserted, unless the indemnified party has been advised by counsel that there are no reasonable grounds to assert a joint defense privilege with respect to such information and documentation.  The indemnifying party will be entitled to participate in such Proceeding and, to the extent that it wishes to assume the defense, negotiations and/or settlement of such Proceeding with counsel chosen by the indemnifying party and reasonably satisfactory to the indemnified party; provided, however, that if the indemnified party files any motion, answer or other pleadings or takes any other action prior to the indemnified party’s delivery to the indemnifying party of the notice referred to in the first sentence of this Section 9.06(c) and the filing of any such motion, answer or other pleading or the taking of such action prejudices the ability of the indemnifying party to defend, negotiate and/or settle such Proceeding, the indemnifying party shall be relieved of its obligations under this Article IX but only to the extent the indemnifying party has been prejudiced thereby.  After the indemnifying party takes control of the defense, negotiation and/or settlement of any such Proceeding, the indemnified party shall have the right to participate therein, at its own expense and with counsel of its own choosing and the indemnifying party will not be liable to the indemnified party under this Article IX  for any fees of such counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding, other than reasonable costs of investigation; provided, however, that the indemnifying party shall pay for the costs and expenses of such separate counsel if, in the good faith judgment of the indemnified party based upon the advice of counsel, representation of both the indemnifying party and the indemnified party would be inappropriate under the relevant standards of professional conduct.  The parties shall cooperate and render such assistance as may reasonably be requested in order to insure the proper and adequate defense of any such Proceeding, which assistance shall include, without limitation, making appropriate personnel reasonably available for any discovery or trial.  Notwithstanding anything to the contrary herein, if (i) the indemnifying party fails or refuses to undertake the defense of any such Proceeding within a reasonable period of time following receipt of the notice referred to in the first sentence of this Section 9.06(c) or disputes its liability to the indemnified party under this Article IX with respect to such Proceeding, (ii) the indemnifying party fails to diligently defend and contest such Proceeding with counsel reasonably acceptable to the indemnifying party, or (iii) the indemnified party irrevocably waives its right to indemnity hereunder with respect to such Proceeding, then the indemnified party shall have the right to take control of the defense, negotiation and/or settlement of such Proceeding at, in the case of clauses (i) and (ii) above, the indemnifying party’s expense.  If the indemnifying party assumes the defense of a Proceeding, (i) it will be conclusively established for purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification; (ii) no compromise or settlement of such claims  may be effected by the indemnifying party without the indemnified party’s consent unless (A) there is no finding or admission of any violation of Law or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (iii) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent.

                    (d)          Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such Proceeding, but the indemnifying party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

                    (e)          Notwithstanding anything to the contrary herein (except for matters set forth in Section 9.06(b)) neither the indemnifying party nor the indemnified party shall settle or compromise any Proceeding without the consent of the other, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that any settlement or compromise shall include an unconditional release of the indemnified party from all liabilities or obligations relating to the Proceeding and provides only for the payment of monetary damages solely by the indemnifying party without any obligations on the part of the indemnified party.

          Section 9.07     Exclusivity.  Except as specifically set forth in this Agreement, effective as of the Closing, each party hereto waives any rights and claims it may have against any other party and any of their Affiliates, whether in law or in equity, relating to the transactions contemplated hereby.  The rights and claims waived by the parties include, without limitation, claims for contribution or other rights of recovery arising out of or relating to any Environmental Law, claims for breach of contract, breach of representation or warranty, negligent misrepresentation and all other claims of breach of duty.  After the Closing, the indemnification provisions of this Agreement shall provide the exclusive remedy to the parties for all misrepresentation, breach of warranty, covenant or other agreement or other claim arising out of this Agreement or the transactions contemplated hereby.  Notwithstanding, the foregoing provisions of this Section 9.07 shall not apply to any rights or claims in respect of actions for injunctive relief, fraud, or intentional material misrepresentation.

ARTICLE X
MISCELLANEOUS

          Section 10.01     Notices.  All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

if to Buyer, to:	FECR Land Holdings, LLC c/o Florida East Coast Industries, Inc. One Malaga Street St. Augustine, FL 32084-1048 Attention: Heidi Eddins, Esq. Facsimile No.: (904) 826-2379

with a copy to:	Greenberg Traurig, P.A. 1221 Brickell Avenue Miami, FL 33131 Attention: Ira Rosner Facsimile No.: (305) 579-0717

if to Seller or Mr. Codina, to:	c/o Codina Group, Inc. 355 Alhambra Circle, Suite 900 Coral Gables, Florida 33134 Attention: Kolleen O.P. Cobb, Esq. Facsimile No.: 305-520-2400

with a copy to:	White & Case LLP 200 South Biscayne Boulevard Suite 4900 Miami, Florida 33131 Attention: K. Lawrence Gragg Facsimile No.: (305) 358-5744

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

Section 10.02     Amendments and Waivers.

                    (a)          Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective.

                    (b)          No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable Laws.

          Section 10.03     Expenses; Fees.  Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense; provided that all such costs and expenses incurred by a Codina Entity shall be paid by the Contributors.

          Section 10.04     Binding Effect; Benefit; Assignment.  The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.  No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto.

          Section 10.05     Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without regard to the conflicts of law rules of such state that would cause the laws of another jurisdiction to apply.

          Section 10.06     Jurisdiction.  The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the Circuit Court of the State of Florida, Miami-Dade County, and each of the parties hereby irrevocably consents to the jurisdiction of such court (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 10.01 shall be deemed effective service of process on such party.

          Section 10.07     WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

          Section 10.08     Counterparts; Effectiveness.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other parties hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

          Section 10.09     Entire Agreement.  This Agreement, together with the Confidentiality Agreement and the Exhibits, Annexes and Schedules hereto, constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

          Section 10.10     Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

          Section 10.11     Specific Performance.  The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity.

          Section 10.12     No Presumption.  Each party has agreed to the use of the particular language in the provisions of this Agreement, and any questions of doubtful interpretation shall not be resolved by any rule or interpretation against the draftsman, but rather in accordance with the fair meaning thereof, having due regard to the benefits and rights intended to be conferred upon the parties and the limitations and restrictions upon such rights and benefits intended to be provided.

          Section 10.13     Schedules and Exhibits.  All Annexes, Schedules and Exhibits hereto that are referred to herein are hereby made a part hereof and incorporated herein by such reference.  Each Schedule to this Agreement shall be deemed to include and incorporate all disclosures made on the other Schedules to this Agreement, provided that a reasonable relationship between such Schedules is apparent from the face thereof.  Information set forth in the Schedules is included solely for informational purposes, is not an admission of liability with respect to the matters covered by the information, and may not be required to be disclosed pursuant to this Agreement.  The specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Schedules is not intended to imply that such amounts (or higher or lower amounts) are or are not material, and no party hereto shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Schedules in any claim, dispute or controversy as to whether any obligation, item or matter not described herein or included in a Schedule is or is not material for purposes of this Agreement.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

FECR LAND HOLDINGS, LLC

By:	/s/ Adolfo Henriques

Name:	Adolfo Henriques
Title:	President

CODINA HOLDINGS III, LTD.

By:	Codina Holdings III, Inc.

By:	/s/ Armando Codina

Name:	Armando Codina
Title:	President

/s/ Armando Codina

ARMANDO CODINA